Exhibit 23.1

CONSENT OF ATTORNEYS

                 Reference is made to the Registration Statement of EFLO Energy, Inc. on Form S-1, whereby certain shareholders of the Company proposes to sell shares of the Companys common stock having a value of up to $20,000,000. Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be sold.

Very truly yours,

HART & HART, LLC

/s/ William T. Hart
William T. Hart

Denver, Colorado June 12, 2014